Exhibit 8

Listing of Significant Subsidiaries of Kerzner International Limited
at December 31, 2003

Name of Company	Country of Incorporation
Aberdeen Management Limited (1)	Channel Islands

Kerzner Hotels International (Bermuda), Limited (1)	Bermuda

Kerzner International Bahamas Limited (2)	The Bahamas

Kerzner International Management Limited (3)	British Virgin Islands

Kerzner International North America, Inc. (4)	United States

Kerzner International Timeshare Limited (5)	The Bahamas

Kerzner Investments Palmilla, Inc. (6)	The Bahamas

One&Only (Indian Ocean) Management Limited (7)	British Virgin Islands

All of the above subsidiaries are wholly owned by Kerzner, with the exception of One&Only (Indian Ocean) Management Limited, which is 80% owned by Kerzner and 20% owned by SRL.

(1)                                  The Company owns a 20.4% interest in SRL, of which 8.7% is held through Aberdeen Management Limited and the remaining 11.7% is held through Kerzner Hotels International (Bermuda), Limited.

(2)                                  Owner of substantially all of the Bahamian subsidiaries.  Directly or indirectly wholly owns eight subsidiaries, all of which are organized in the Commonwealth of The Bahamas.

(3)                                  Owner of the management agreement for the Royal Mirage in Dubai.  Also receives administrative fees from One&Only (Indian Ocean) Management Limited related to Mauritius and Kanuhura management agreements.

(4)                                  Owner of substantially all of the U.S. subsidiaries.  Directly or indirectly wholly owns 22 subsidiaries, 18 of which are organized in the U.S. and four of which are organized in Mexico and relate to the management and development of One&Only Palmilla Resort.

(5)                                  Owner of the 50% interest in Harborside.

(6)                                  Owner of the 50% interest in One&Only Palmilla Resort.

(7)                                  Owner of the five Mauritius management agreements and the Kanuhura management agreement.